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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                          WATERSIDE CAPITAL CORPORATION

                                       AND

                             THE NETPLEX GROUP, INC.

                                       AND

                              NETPLEX SYSTEMS, INC.

                                   DATED AS OF

                                NOVEMBER __, 2002

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         SCHEDULES

         Schedule 1.2(a)        Owned Real Property
         Schedule 1.2(b)        Leased Real Property
         Schedule 1.2(d)(1)     Tangible Personal Property
         Schedule 1.2(d)(2)     Excluded Tangible Personal Property
         Schedule 1.2(e)        Inventories
         Schedule 1.2(g)        Contracts
         Scheduled 1.2(h)       Accounts Receivable
         Schedule 1.2(j)        Permits
         Schedule 1.3(c)        Other Assets
         Schedule 1.4(a)(i)     Tax Obligations
         Schedule 1.4(b)        Assumed Employee Obligations
         Schedule 3.4           Required Consents
         Schedule 3.11          Receivables
         Schedule 3.14          Litigation
         Schedule 3.19          Absence of Certain Changes
         Schedule 3.26          List of Written Employee or Consultant Contracts



         EXHIBITS

         Exhibit A     Netplex Systems' September 27, 2002 Unaudited Financial
                       Statements

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, this "Agreement"), dated as of November __, 2002, is entered into by and between Waterside Capital Corporation, a Virginia Corporation ("Buyer") and The Netplex Group, Inc., a New York corporation ("Netplex Group"), Netplex Systems, Inc., a Delaware corporation ("Netplex Systems," together with Netplex Group, the "Sellers").

                                    RECITALS

         WHEREAS, Buyer is a venture capital company and is currently the senior lender and principal investor in Sellers;

         WHEREAS, Sellers are the owners and operators of a systems integration business based in Charlotte, North Carolina consisting of all or substantially all of the assets of Netplex Systems and certain other assets of Netplex Group (the "Business") and have been attempting to sell the Business;

         WHEREAS, Sellers are in default under the Addendum to Workout and Collateral Release Agreement dated September 23, 2002 with Buyer, for, without limitation, failing to pay dividends as required on Buyer's preferred stock in Netplex Group (the "Default");

         WHEREAS, As a result of the Default, Buyer has exercised its put rights with respect to its preferred stock in Netplex Group in the principal amount of $500,000;

         WHEREAS, Buyer has located a company which meets its investment criteria (the "Target Company") and which desires to acquire the Business;

         WHEREAS, Target Company does not have the financial resources to purchase the Business;

         WHEREAS, Sellers are unable to finance the sale of the Business to Target Company;

         WHEREAS, Buyer has proposed to purchase the Business from Sellers in exchange for the forgiveness of its loans to, and the release of all other investments in (including without limitation Buyer's put of its Netplex Group preferred stock), Sellers with the express purpose of transferring the Business to Target Company on such terms and conditions as may be agreed to between Buyer and Target Company;

         WHEREAS, with the express understanding of the purpose for which Buyer is entering into this Agreement as stated above, Sellers desire to sell, and Buyer desires to buy, all or substantially all of the assets of Sellers used in or relating to the operation of the Business on the terms and conditions set forth in this Agreement;

         THEREFORE, Sellers and Buyer agree as follows:

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                                   ARTICLE I
                           SALE AND PURCHASE OF ASSETS

         1.1 Transfer of Assets. Sellers agree to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Sellers, at the Closing (as defined below), all of the assets and properties of Sellers, real and personal, tangible and intangible, of every kind and description, wherever located used by Sellers principally in connection with the Business, excluding only those assets described in Section 1.3. The assets being sold hereunder are collectively referred to as the "Purchased Assets."

         1.2 Purchased Assets. The Purchased Assets specifically include, but are not limited to, the following:

              (a) Owned Real Property. All interests in real property owned by Sellers and used principally in connection with the Business, which interests are more particularly described on Schedule 1.2(a) (the "Owned Real Property").

              (b) Leased Real Property. Subject to receiving necessary approvals from the applicable landlords, all of the Sellers' interests, if any, in real property leased by Sellers from another and used in connection with the Business (the "Leased Real Property"), which interests, together with the leases relating thereto (the "Real Property Leases"), are more particularly described on Schedule 1.2(b).

              (c) Improvements. All buildings and other improvements, fixtures and appurtenances owned by Sellers and located on the Owned Real Property and all of Sellers' interest in any improvements, fixtures and appurtenances located on the Leased Real Property (the "Improvements").

              (d) Tangible Personal Property. All machinery, equipment, computers, hardware equipment, software, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Sellers and used principally in connection with the Business (wherever located and whether or not carried on Sellers' books), including, without limitation, those listed on Schedule 1.2(d)(1), but specifically excluding those listed on Schedule (1.2(d)(2) (the "Tangible Personal Property"), and any additions, improvements, replacements and alterations thereto with any express or implied warranty by the manufacturers or sellers of any item or component part thereof, and all maintenance records and other documents relating thereto.

              (e) Inventories. All inventories of the Business as of the Effective Time (as defined below), including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed in the production of finished goods (the "Inventory"), including, but not limited to, the Inventory described on Schedule 1.2(e).

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              (f) Other Tangible Assets. All other tangible assets of Sellers of every kind and description, real, personal or mixed, wherever located, which are carried on the books of the Business or which are owned by Sellers and used in connection with the Business.

              (g) Contracts. All of Sellers' interest in all written contracts and commitments incident or material to the Business including without limitation, all purchase orders, including without limitation those listed on Schedule 1.2(g) (the "Contracts"). Schedule 1.2(g) identifies all material contracts and purchase orders originated in connection with the Business and to which the Sellers are a party or subject.

              (h) Accounts Receivable. All accounts receivable and trade accounts due to Sellers in connection with the Business (the "Receivables"), and the full benefit of any security therefor, including without limitation of the foregoing, the accounts receivable described in Schedule 1.2(h).

              (i) Intellectual Property. All of the intellectual properties and property rights that are owned, licensed or used by Sellers in connection with the Business (other than any intellectual property rights associated with names "Netplex" or "Netplex Systems" and any derivations thereof), including, without limitation, the following, to the extent used in connection with the Business: (i) all actual and potential trademarks, service marks, trade names, logos and other designations (the "Marks") and all United States, foreign and state registrations and applications for registration relating to the Marks (the "Trademark Registrations"); (ii) all works of authorship (the "Works of Authorship") and all United States, foreign and state copyright registrations and applications for registration relating to the Works of Authorship (the "Copyright Registrations"); (iii) all patented or patentable inventions (the "Inventions") and all United States and foreign patents and applications for patent relating thereto (the "Patents"); and (iv) all confidential or proprietary processes, inventions patentable or not, formulas, technical data and other similar information and technologies that are of commercial value to the Business (the "Trade Secrets") (the Marks, the Trademark Registrations, the Works of Authorship, the Copyright Registrations, the Inventions, the Patents and the Trade Secrets being referred to collectively herein as the "Intellectual Property"), together with all goodwill related to the Intellectual Property, and any royalty and other income from or related to the Intellectual Property accruing after the Effective Time.

              (j) Certificates/Permits. All permits, authorizations, certificates, approvals and licenses relating to the operation of the Business, including, but not limited to, any and all certifications, qualifications and designations from any and all computer hardware and software manufacturers and/or distributors, including, without limitation, those listed on Schedule 1.2(j) (the "Permits").

              (k) Records. Copies of all records, technical data, asset ledgers, books of account, inventory records, budgets, customer and supplier lists, sales literature, catalogues, trade lists, advertising and promotional materials, payroll and personnel records, computer programs, manuals, technical manuals, correspondence and other files or records of Sellers created or maintained in connection with the Business.

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              (l) Claims. All of Sellers' rights to any choses in action, claims, causes or rights of action arising in connection with the Business.

              (m) Prepaid Expenses; Deposits. All prepaid expenses and deposits paid by Sellers with respect to the Business, including, without limitation, lease and utility deposits and prepayments under any leases or other Contracts.

              (n) Goodwill. Any and all of Sellers' goodwill in and going concern value of the Business.

              (o) Other Intangibles. All other intangible assets of any kind or description, wherever located, which are carried on the books of the Business or which are owned by Sellers and principally used in connection with the operations of the Business, including, without limitation: all records of sales, customers lists and suppliers lists relating to the Business; all the rights, title and interest of the Sellers in the agreements entered into by the Sellers relating principally to the Business, either with customers or suppliers or any other party (other than this Agreement), including without limiting the generality of the foregoing, all rights, title and interest of the Sellers in the unfilled orders received by the Sellers principally in connection with the Business and in the commitments in favor of the Sellers for supplies of goods and services entered into in the ordinary course of business for use principally in connection with the Business whether or not there are any written contracts in respect thereto, including without limiting the generality of the foregoing; and all the rights title and interest of the Sellers in personnel records, inspection records and other records, books, documents and data bases recorded or stored by means of any device, including in electronic form, relating to the Business, the Purchased Assets and those employees who are, pursuant to the provisions of this Agreement, to be employed by the Buyer as are in the possession or under the control of the Sellers provided that the Sellers shall be entitled to retain the originals and will provide to Buyer copies in lieu thereof of any such personnel records, inspection records and other records, books, documents and data bases that are necessary for the Sellers to perform Sellers' obligations (a) under this Agreement, (b) under law, or (c) to third parties (e.g., continuing obligations, if any, of Sellers to employees); and provided further that, for the avoidance of doubt, the foregoing, and the Purchased Assets generally, do not include the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and any other documents, records or files relating to the organization, maintenance or existence of the Sellers. Notwithstanding any provision to the contrary in this subsection (o), Sellers shall be entitled to retain the originals, and will provide to Buyer copies in lieu thereof, of any such assets that are necessary for Sellers to perform Sellers' obligations under (i) this Agreement; (ii) under law; or (iii) to third parties.

         1.3 Excluded Assets. The following assets shall be excluded from the Purchased Assets and shall be retained by Sellers:

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              (a) Insurance. All insurance policies relating to the Business, including policies relating to property, liability, business interruption, health and workers' compensation and lives of officers of Sellers.

              (b) Assets of Benefit Plans. Pension, profit sharing or savings plans and trusts and the assets thereof.

              (c) Other Assets. Any contracts or assets specifically listed on
         Schedule 1.3.

         1.4  Liabilities.

              (a) The Purchased Assets shall be sold and conveyed to Buyer free and clear of all liabilities, obligations, liens, security interests and encumbrances whatsoever (other than Permitted Liens as defined in Section VII); provided, however, that Buyer will assume at Closing the obligations of Sellers relating to the Business and described in
         Section 1.4(b) below. The Purchased Assets shall include all of the assets principally required to operate the Business in the manner presently operated by Sellers. Buyer shall in no event assume or be liable for any liability or obligation of Sellers not specifically assumed pursuant to this Section 1.4 and in instruments of assumption delivered by it at Closing, and Sellers shall retain responsibility for all other liabilities and obligations with respect to it, whether or not accrued and whether or not disclosed, contingent or otherwise. Specifically, but without limiting the generality of the foregoing, Buyer shall not assume any liability or obligation of Sellers in respect to:

                  (i) any tax obligation(s) of Sellers, except for the tax obligations consisting of solely of nondelinquent payroll, real estate, sales tax obligations on margin escrow sales payable with cash received from SBM and Arrow Electronics and Mecklenburg County revenue taxes obligation) which will be estimated as set forth on Schedule 1.4(a)(i);

                  (ii) any indebtedness of the Sellers to its creditors, shareholders or any other person or entity, other than liabilities assumed under Section 1.4(b) below;

                  (iii) any liability under any contract not assumed by Buyer under Section 1.4(b) including any liability arising out of or relating to Sellers' credit facilities or any security interest related thereto;

                  (iv) any liability under any contract assumed by Buyer pursuant to Section 1.4(b) which arises after the Effective Time but which arises out of or relates to any breach thereof that occurred prior to the Effective Time;

                  (v) the use, storage, transportation, discharge, handling or disposal of any hazardous materials prior to the Effective Time;

                  (vi) employees or former employees of Sellers, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other

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              obligations or expenses arising out of or relating to the
              employment by Sellers of its employees (including any amounts owing to certain Netplex Systems employees due to earnout agreements with the Sellers), or Sellers' termination of any employees, including any terminations effected by Sellers pursuant to or in connection with this Agreement, except for liabilities assumed in Section 1.4(b).

                  (vii) all liabilities and costs under the Consolidated Omnibus
              Budget Reconciliation Act, as amended ("COBRA") (including liabilities for violations thereof and excluding premium obligations elected by employees and their dependents who are plan participants) for all "qualifying events" (as defined in COBRA) occurring with respect to employees and their dependents prior to and on the Closing Date, including qualifying events that occur as a result of the sale of the Purchased Assets contemplated by this Agreement.

              (b) As the sole exception to the provisions of paragraph (a) above, Buyer will assume at Closing the following obligations of
         Sellers:

                  (i) All expenses and liabilities identified in the Netplex Systems' September 27, 2002 Financial Statements, which shall consist solely of the liabilities relating to and arising out of the ordinary course of operations of the Business;

                  (ii) All other obligations, expenses and liabilities of the Sellers relating to the Business and that have arisen in the ordinary course of the Business between September 27, 2002 and the Closing Date, but which are not identified or included in the Netplex Systems September 27, 2002 Financial Statements, consisting solely of the following:

                        (A) obligations under the material Contracts acquired
                  pursuant to Section 1.2(g) and the Real Property Leases, to the extent that such obligations are not performed prior to the Effective Time and accrue subsequent to the Effective Time (other than liability arising under such contracts arising out of or relating to a breach which occurred prior to the Effective Time);

                        (B) obligations to complete jobs requiring the
                  furnishing of materials or services, which jobs have been accepted in the ordinary course of business of the Business since September 27, 2002 but not completed as of the Effective Time; and

                        (C) obligations under purchase orders for materials and
                  supplies necessary to the operation of the Business, which purchase orders have been entered into in the ordinary course of business of the Business since September 27, 2002 but not satisfied as of the Closing Date; and

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                        (D) tax obligations consisting solely of nondelinquent
                  payroll, real estate, sales tax obligations on margin escrow sales payable with cash received from SBM and Arrow Electronics and Mecklenburg County revenue taxes obligations which will be estimated and included as a separately identified item on the September 27, 2002 Financial Statements.

                        (E) liability for accrued salaries, wages, payroll
                  taxes, health, medical, vacation benefits or any other obligations or expenses arising out of or relating to the employment by Sellers of its employees as set forth, and only to the extent set forth, in Schedule 1.4(b)

         1.5 Confirmation of Filing of State Sales Tax Returns and Payment of State Sales Tax. Sellers shall completely and accurately file any and all state sales tax returns with respect to the receivables to be assumed by Buyer and identified in the Purchased Assets when due. Sellers shall provide written confirmation to Buyer of payment of all such amounts upon filing such returns.

         1.6 Condition Precedent to Buyer's Obligation. Buyer's obligation to purchase the Business hereunder, is contingent upon the written commitment of the Target Company to acquire the Business from Buyer on terms and conditions satisfactory to the Buyer in its sole and absolute discretion.

                                   ARTICLE II
                                  CONSIDERATION

         2.1 Purchase Price. In consideration for the Purchased Assets, Buyer shall cancel and consider as paid in full all debt (inclusive of interest) owed by Sellers to Buyer, consider all preferred stock (inclusive of dividends) to be issued by Sellers to Buyer (which Sellers hereby acknowledge is in default) as redeemed in full and, contingent on Closing hereunder, hereby waives and releases, to the fullest extent permitted by law, any and all claims, rights and causes of action, whether known or unknown that Buyer had or currently has against the Sellers arising out of or relating to Addendum to Workout and Collateral Release Agreement, dated September 23, 2002, the Workout and Collateral Release Agreement, dated May 15, 2002 and the Master Agreement dated September 28, 2001 all by and among The Netplex Group, Netplex Systems and Waterside Capital Corporation. The total amount of debt to be cancelled and preferred stock to be treated as redeemed is $1,761,290 and shall include:

              (a) The Secured Commercial Note dated September 28, 2001 made by Netplex Group to the order of Buyer, in the original principal amount of $900,000, and a current principal balance of $733,291 and interest in the amount of $5,500 through the Closing Date;

              (b) The Secured Commercial Note dated May 15, 2002 made by Netplex Systems to the order of Buyer, in the original principal amount of $500,000, with a current principal balance of $500,000 and interest in the amount of $3,750 through the

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         Closing Date (together with the Secured Commercial Note described in
         Section 2.1(a) above, the "Secured Commercial Notes");

              (c) 500 Shares of Netplex Group Class F Preferred Stock with a redemption value of $500,000 and unpaid dividends in the amount of $18,750 through the Closing Date.

         2.2 Allocation. The Purchase Price, including any post-closing adjustments, shall be allocated for all purposes, including federal and state tax reporting purposes, among the Purchased Assets and assumed liabilities (as described in Section 1.4) in accordance with the values stated on Seller's Balance Sheet attached hereto as a part of Exhibit A, it being agreed that the amount of the excess of the Purchase Price over such values shall be allocated to goodwill Each of the parties acknowledges its understanding of the requirement under Section 1060 of the Internal Revenue Code for the filing by each of Form 8594 for their respective tax years in which the Closing occurs. Each of the Sellers and Buyer agrees to allocate the Purchase Price among the Purchased Assets in accordance with the allocations described above.

         2.3 Noncompetition. In order to ensure to Buyer and Buyer's assigns the full benefits of the Purchased Assets and the Business, Sellers, for itself and its affiliates, and Peter Russo and Gene Zaino (who have signed this agreement in their individual capacities solely to evidence their agreement and consent to this noncompetition provision and are, for purposes of this Section
2.3 only, included within the term "Sellers") agree that for a period of two (2) years after the Closing Date Sellers shall not: (i) engage, directly or indirectly, as proprietor, partner, shareholder, director, officer, employee, agent, consultant, or any other capacity or manner whatsoever, in any business activity competitive with the Business, or (ii) solicit the trade or patronage of any persons or businesses who were customers or clients of the Business in the two year period immediately preceding the Closing Date; provided however, that nothing contained in this paragraph shall prevent Sellers from purchasing or causing or permitting to be purchased for its direct or indirect benefit securities of any corporation whose securities are regularly traded on any securities exchange so long as such purchases shall not result in the direct or indirect beneficial ownership by any of Sellers, at any time while the foregoing restrictions remain in effect, of more than one percent (1%) of any outstanding class of equity securities of any corporation engaged, directly or through subsidiaries, in any business activities competitive with the Business.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Netplex Group and Netplex Systems, jointly and severally, represent and warrant to Buyer as follows:

         3.1 Organization and Good Standing; Governing Documents. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Sellers have the requisite corporate power and authority to own, operate and lease the Purchased Assets and to conduct the operations of the Business as

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presently conducted. Sellers are duly qualified to do business as foreign corporations and are in good standing in all other jurisdictions in which the character of the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification necessary. Sellers have previously delivered to Buyer true and complete copies of their respective Bylaws and charter documents including all amendments to each.

         3.2 Authority. Sellers have the requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate and shareholder action on the part of Sellers. This Agreement has been, or, with respect to agreements to be executed at the Closing, will be duly executed and delivered by Sellers and each constitutes or will constitute when executed and delivered a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that (a) the remedy of specific performance or injunctive or other equitable relief is discretionary with the court before which any proceeding therefor may be brought; and (b) rights to indemnification may be limited by law or public policy.

         3.3 No Conflict or Breach. The execution, delivery and performance of this Agreement do not and will not:

              (a) conflict with or constitute a violation of the charter or bylaws of the respective Sellers;

              (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Sellers or the Purchased Assets;

              (c) conflict with, constitute a default under, result in a breach or acceleration of or, except as set forth on Schedule 3.4, require notice to or the consent of any third party under any contract, agreement, commitment, lease, mortgage, note, license or other instrument or obligation to which Sellers are party or by which they are bound or by which the Purchased Assets are affected; or

              (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Purchased Assets.

         The representations and warranties set forth in this Section 3.3 are conditioned upon payment of the Purchase Price on the date hereof in accordance with Section 2.1.

         3.4 Consents and Approvals. Schedule 3.4 describes (a) each consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency; and (b) each consent, approval, authorization of or notice to any other third party, which is required in connection with the valid execution and delivery by

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Sellers of this Agreement or the consummation by Sellers of the transactions contemplated herein (the items described in clauses (a) and (b), collectively, the "Required Consents").

         3.5 Financial Statements. Sellers have previously delivered or made available to Buyer true and complete copies of (a) all financial statements provided or required to be provided to the Securities and Exchange Commission for Sellers most recently completed fiscal year and interim financial statements for Sellers' operations up through September 27, 2002 (collectively the "Financial Statements" and with respect to each of the Sellers the "Netplex Systems Financial Statements" and the "Netplex Group Financial Statements" copies of which are attached hereto as Exhibit A). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and:

              (a) are true, complete and correct in all material respects;

              (b) are materially in accordance with the books and records of Sellers; and

              (c) present fairly the assets, liabilities and financial condition of Sellers in all material respects as of the respective dates thereof, and the results of operations for the periods then ending.

The Financial Statements have been prepared in accordance with the books and records of Netplex Group and fairly present the financial condition of Netplex Systems as of the date indicated thereon. To the Sellers' knowledge, Sellers have no liability or obligation, whether accrued, absolute or contingent, that is not reflected or reserved against in the Financial Statements as of the date of such Financial Statements. To the Sellers' knowledge, any items of income or expense which are unusual or of a nonrecurring nature are separately disclosed in the Financial Statements as of the date of such Financial Statements.

         3.6 Books and Records. Sellers have previously delivered to Buyer true and complete copies of the books and records of Sellers relating to the Purchased Assets. Such books and records are true, accurate and complete in all material respects and have been maintained in accordance with generally accepted accounting principles applied on a consistent basis.

         3.7 Title to and Sufficiency of Assets. Sellers have good and marketable title to all of the Purchased Assets, free and clear of any liens, encumbrances, claims, security interests, mortgages or pledges of any nature (collectively, "Liens"), except for Permitted Liens. The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, required to operate the Business in the manner presently operated by Sellers.

         3.8 Tangible Personal Property. Each item of Tangible Personal Property is in good operating order, condition and repair, is suitable for immediate use in the ordinary course of business of the Business, is free from material defects, is merchantable and is of a quality and quantity presently usable in the ordinary course of business of the Business, ordinary wear and tear expected. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

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         3.9  Inventories. All items included in the Inventory (i) are in good condition, not obsolete and are not materially defective; (ii) are useable or saleable within 6 months from the date hereof in the ordinary course of business of the Business and at the current operating profit margins of Sellers; (iii) are located on the premises acquired hereunder and (iv) have been acquired by Sellers only in bona fide transactions entered into in the ordinary course of business. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Business.

         3.10 Contracts. Sellers have delivered to Buyer true and complete copies of all written Contracts and true and complete memoranda describing all oral Contracts, including any and all amendments and other modifications thereto. To Sellers' knowledge, each of the Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect. Sellers have not waived any of its rights under, or modified the terms of, any Contract orally or by a pattern of practice or otherwise. To Sellers' knowledge, no Contract will result in a loss upon completion of performance, and no purchase commitment is in excess of the normal requirements of the Business or at excessive prices. To Sellers' knowledge, there are no existing defaults, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the Contracts. The assignment of the Contracts by Sellers to Buyer will not, with respect to any Contract, (i) constitute a default thereunder; (ii) require the consent of any person or party, except for the Required Consents; or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Sellers under any Contract, and Sellers have received no demands for such renegotiation.

         3.11 Receivables. To Sellers' knowledge, all Receivables reflected on the Netplex Systems Financial Statements and all Receivables presently owing and to be owing at the Effective Time, in each case net of the reserves established and reflected on the Netplex Systems' Financial Statements, are, and at the Closing Date will be, legal, valid and binding obligations, and are collectible in full at face value (net of the reserves established and reflected in the Netplex Systems' Financial Statements. All such Receivables represent or will represent sales actually made or services actually performed in the ordinary course of business of the Business. There are no set-offs, counterclaims or disputes asserted with respect to any Receivables, and no discount or allowance from any Receivables has been made or agreed to. The reserves established for doubtful or uncollected accounts as shown on the Netplex Systems' Financial Statements are consistent in amount to those historically established with respect to the accounts receivable of the Business. Schedule 3.11 contains a complete and accurate list of all Receivables as of the date of the Netplex Systems' Financial Statements, and identifies the aging of any such Receivables.

         3.12 Intellectual Property. Except for the intellectual property rights associated with the names "Netplex" or "Netplex Systems," and any derivations thereof Sellers own all right, title and interest in and to each item included in the Intellectual Property, free and clear of any Liens or licenses (other than Permitted Liens (as defined in Article VII). Sellers have not licensed any of the Intellectual Property to any third party, and no third party otherwise has any right to use any of the Intellectual Property. There are no claims in writing or suits against Sellers challenging Sellers' ownership of or right to use any of the Intellectual Property. There are no claims in writing or suits against Sellers alleging that any of the Intellectual Property or any of Sellers' use of the Intellectual Property infringes any rights of any third parties.

         3.13 Major Suppliers and Customers. Sellers are not, for each supplier of goods or services to the Business to whom Sellers paid more than $10,000, in the aggregate, during the 12 months ended on October 25, 2002, and each customer of the Business who paid Sellers more than $10,000, in the aggregate, during such period, engaged in any dispute with any of such suppliers or customers. Sellers have no reason to believe that the sale of the Purchased Assets hereunder will have any material adverse effect on the business relationship of any such suppliers or customers with the Business.

         3.14 Litigation. Except as disclosed in public filings with the SEC or set forth in Schedule 3.14, there are no claims, actions, suits, arbitration proceedings, inquiries, hearings, injunctions or investigations ("Claims") pending, or to the Sellers' knowledge, threatened in writing, against Sellers with respect to the Business. To Sellers' knowledge, no Claim, either individually or when considered in the aggregate with other Claims, if resolved adversely to Sellers, will materially and adversely affect the financial condition or properties (including, without limitation, the Purchased Assets) of the Business. To Sellers' knowledge, there are no facts or circumstances which could serve as the basis for any Claim against Sellers involving the Business or the Purchased Assets, or, by virtue of the execution, delivery and performance of this Agreement, against Buyer.

         3.15 Compliance with Decrees and Laws. To Sellers' knowledge, there is not outstanding or threatened, in writing, any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or involving the Business. To Sellers' knowledge, Sellers are currently in material compliance with all laws, statutes, rules, regulations, orders and licensing requirements ("Rules") of federal, state, local and foreign agencies and authorities applicable to the business, properties and operations of the Business (including, without limitation, those relating to antitrust and trade regulation, civil rights, labor and discrimination, safety and health). To Sellers' knowledge, there has been no allegation in writing of any violation of any such Rules, and no investigation or review by any federal, state or local body or agency is pending or threatened in writing with respect to the Business.

         3.16 Permits. To Sellers' knowledge, Sellers have obtained all permits, authorizations, certificates, approvals, licenses, exemptions and classifications required for the conduct of the Business and the ownership and operation of the Purchased Assets. To Sellers' knowledge, Sellers are not in violation of any of the Permits, and no proceedings are pending or, to Sellers' knowledge threatened, to revoke or limit any Permit.

         3.17 Taxes. Sellers have properly completed, duly and timely filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all tax returns, reports and declarations of estimated tax (the "Tax Returns") required to be filed in connection with the Business and the Purchased Assets before the Effective Time. All Tax Returns are accurate, complete and correct as filed and to Sellers' knowledge, Sellers have paid in full or, in the case of taxes not yet due, made adequate provision in its financial statements for all amounts shown to be due thereon. All United States, state and local income, profits, franchise, sales, use, occupancy, property, severance, excise, value added, withholding and other taxes, and all taxes owing to any foreign countries and political subdivisions thereof (including interest, penalties and any additions to tax) (the "Taxes") due from or claimed to be due by each taxing authority in respect of Sellers, the Business or the Purchased Assets, for all periods through the date of this Agreement, have been, and for all periods through the Effective Time will be, fully paid or adequately provided for in the financial statements of Sellers. Sellers have timely made and will timely make all withholdings of tax required to be made under all applicable United States, state and local tax regulations, and such withholdings have either been paid or will be paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of Sellers. Estimated income taxes which are not yet due to be paid to the Internal Revenue Service or any state or local taxing authority have been accrued, reserved against and entered upon the books of Sellers. All Tax Returns required to be filed after the date hereof by Sellers, shall, in each case, be prepared and filed by Sellers in a manner consistent in all respects (including elections and accounting methods and conventions) with such Tax Return most recently filed by Sellers in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation or agreed to by Buyer. If any such Tax Return required to be filed after the date hereof shall reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, the reflection or adoption of any such items shall, except to the extent such particular reflection or adoption is required to comply with any law or regulation, be subject to the prior written approval of Buyer. All deficiencies asserted as a result of any examinations of the Tax Returns have been paid or adequately provided for in the Financial Statements, and no issue has been raised by a taxing authority in any such examination which, if raised with regard to any other period not so examined, would be expected to result in a proposed deficiency for any other period not so examined. Buyer will not have any liability, either in its own right or as a transferee, for Taxes in excess of the amount paid or reserved for any period prior to the Closing. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return, or the period for assessment or collection of any Taxes. Sellers are not a party to any pending action or proceeding, nor to Sellers' knowledge, is there threatened any action or proceeding, by any governmental authority for assessment or collection of taxes, and Sellers have not been notified in writing by any governmental authority that an audit or review of any tax matter is contemplated. There are no tax liens (other than liens for taxes for current and subsequent years which are not yet due and payable) upon any of the Purchased Assets. Sellers are not "foreign persons" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and Buyer has no obligation under Section 1445 of the Code to withhold taxes from the Purchase Price due to Sellers.

         3.18 Employees; Compensation; Benefit Plans. Sellers have previously given to Buyer a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each current employee, director, independent contractor, consultant and agent of Sellers who is associated with the Business and each other person to whom Sellers pay or provide, or have an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

         3.19 Absence of Certain Changes. Except as described in Schedule 3.19, since the Netplex Systems' Financial Statements, Sellers have conducted the operations and business of the Business only in the ordinary course consistent with past practices and has not:

              (a) Suffered any damage, destruction or loss to any material asset of the Business, whether or not covered by insurance;

              (b) Sold, transferred, distributed or otherwise disposed of any assets used in the operation of the Business, except for in the ordinary course of business;

              (c) Other than in the ordinary course of business, made or entered into any general wage or salary increase to its directors, officers or employees who provide services to the Business;

              (d) Received any written notice (or, with respect to King Pharmaceuticals only, oral notice) that any supplier or customer has terminated or threatened to terminate any contract, lease, license relationship or commitment relating to the conduct of the Business or the Purchased Assets to which Sellers are bound;

              (e) Incurred any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), or paid any monies except normal trade or business obligations incurred in the ordinary course of business consistent with past practices;

              (f) Suffered, permitted, committed or incurred any default in any liability or obligation which has resulted in or will result in liabilities, losses, damages, injuries or claims exceeding $10,000 in the aggregate;

              (g) Introduced any new method of management, operations or accounting;

              (h) Suffered any material adverse change in the condition (financial or otherwise), results of operations or business of the Business or the Purchased Assets, or any other event or condition of any character that might reasonably be expected to have a material adverse effect on the Business or the Purchased Assets;

              (i) To Sellers' knowledge, suffered, permitted or incurred the imposition of any lien or encumbrance upon any of the Purchased Assets, except for Permitted Liens;

              (j) Declared or paid any dividend on, or made or committed to make any other distribution or payment in respect of, any shares of its stock or other securities;

              (k) Except in the ordinary course of business, and only with respect to the Business, changed the size or composition of its employee work force, entered into any union contract, or adopted any new pension, benefit or severance plan.

         3.20 Product Warranties. To Sellers' knowledge, there are no continuing or outstanding warranties applicable to goods or products manufactured or sold by Sellers except for warranties implied by law, or given by Sellers in the ordinary course of business.

         3.21 Related Party Transactions The Real Property Leases, leases of Tangible Personal Property, Contracts and Commitments do not include any agreement with, or any other commitment to (a) any shareholder owning a greater than 10% interest in Sellers; (b) any officer or director of Sellers; (c) any person related by blood or marriage to any such shareholder, officer, or director; or (d) any corporation, partnership, trust or other entity in which Sellers or any such officer, director or related person has an equity or participating interest of 10% or more.

         3.22 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Sellers in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Sellers.

         3.23 Names. Since January 1, 1999, Netplex Systems has not been known by or conducted business under any other name other than Netplex Systems, Inc. or Lakeview Technology Solutions, Inc. All assets and rights relating to the Business are held by, and all agreements, obligations, expenses and transactions relating to the Business have been entered into, incurred and conducted by Sellers.

         3.24 Solvency. Netplex Systems is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Netplex Systems will be able to pay its debts as they become due; (b) Netplex Systems will not have unreasonably small assets with which to conduct its present or proposed business; and (c) taking into account all pending and threatened litigation, final judgments against Netplex Systems in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Netplex Systems will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Netplex Systems. The cash available to Netplex Systems, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. As used in this Section, (i) "insolvent" means that the sum of the present fair saleable value of Netplex Systems' assets does not and will not exceed its debts and other probable liabilities; and (ii) "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

         3.25 Disclosure. To Sellers' knowledge, no representation, warranty or statement made by Sellers in this Agreement, or any document furnished or to be furnished to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not materially misleading. The fact that Sellers have delivered copies of certain documents to Buyer shall not constitute disclosure of facts required to be disclosed on any Schedule to this Agreement, unless such document is expressly referenced in such Schedule.

         3.26 Employees. The Sellers are not a party to or bound by any contract or commitment to pay any management fee pertaining to the Business. The Sellers do not have any written employment contract or consulting contract with any employees or consultants of the Business other than those contracts identified in Schedule 3.26. Schedule 3.26 also sets out (i) the names of all employees or consultants used in the operation of the Business ("Netplex Systems' Employees"), (ii) their annual salary or remuneration, (iii) their job titles,
(iv) their total length of employment including any prior employment as disclosed in the Sellers' records that would affect calculation of years of service for purposes of benefit entitlement (including statutory notice or statutory severance pay) or pension entitlement, and (v) other terms and conditions of their employment.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         4.2 Authority. Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and shareholder action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that (a) the remedy of specific performance or injunctive or other equitable relief is discretionary with the court before which any proceeding therefor may be brought; and (b) rights to indemnification may be limited by law or public policy.

         4.3 Brokers. Buyer has retained no finder, broker, agent or other intermediary to act for or on behalf of Buyer in connection with the transactions contemplated by this Agreement, and no party has made any claims for any brokerage commission, finder's fee or similar payment due from Buyer.

                                   ARTICLE V
                              COVENANTS OF SELLERS

         Sellers covenant and agree with Buyer as follows:

         5.1 Access and Information. Sellers shall permit Buyer and its counsel, accountants and other representatives full access during normal business hours, and after reasonable prior written notice, to all the properties, assets, books, records, agreements and other documents of Sellers concerning the Purchased Assets. Sellers shall furnish to Buyer and its representatives all information concerning the Purchased Assets or the Business as Buyer may reasonably request.

Sellers shall permit and facilitate communications between Buyer and Sellers' suppliers, customers, landlords and other persons having relationships with the Business; provided, however, that Sellers shall have the right to participate in (and Buyer shall provide notice to Sellers prior to) each communication between Buyer and such parties.

         5.2 Termination of Sellers' Employees; Settlement of Obligations of Sellers. Immediately prior to the Effective Time, Sellers shall use its best efforts to seek the resignation of each of the Netplex Systems' employees listed on Schedule 3.26 (the "Netplex Systems' Employees"), and shall make adequate provisions for a settlement of all obligations of Sellers to such employees, including accrued salaries, wages, payroll taxes, any severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits and any other obligations and expenses of any kind or description of Sellers arising out of or relating to the employment by Sellers (except for liabilities assumed under Section 1.4(b)).

         5.3 Sunterra Bankruptcy Claim. Sellers shall, in addition to its obligation to indemnify and hold Buyer harmless under Article VIII, hold Buyer and its assigns harmless and indemnify them against any and all loss, damage (including, without limitation, all foreseeable and unforeseeable consequential damages), claim, obligation, liability, penalty, fine, cost and expense (including, without limitation, reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, or claim brought against Buyer by or on behalf of Sunterra.

         With regard to the Sunterra Bankruptcy Claim ("Sunterra Claim"), the Buyer shall (i) assign Seller all rights and remedies to the contract between Netplex Systems and Sunterra from which the Sunterra Claim arose, (ii) assign Seller all rights and remedies to the contract between Netplex Systems and any supplier that provided goods and services related to the Sunterra Claim, (iii) promptly notify Seller in writing of any correspondence regarding the Sunterra Claim, and (iv) provide Sellers all further information and documentation reasonably requested by the Sellers defend the Sunterra Claim.

         Sellers shall retain sole control of the defense and prosecution of the Sunterra Claim including the employment of counsel or accountants at its cost and expense. The Buyer shall have the right to employ counsel separate from counsel employed by the Sellers in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Buyer's own expense. Buyer shall cooperate in the defense and prosecution of the Sunterra Claim and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith at the Buyer's own expense.

         5.4 Bonuses and Earnout Payment. Sellers shall at closing deliver in readily available funds the "Earnout" payments due to J. Craig Jones and Stephen Turner. In addition, Sellers shall pay to Buyer and its assigns a total principal amount of $22,708 for past due employee bonuses. Such amount shall be payable in twelve equal monthly installments without interest, due on the first of each month commencing on December 1, 2002. In the event any of such twelve payments is more than ten (10) days late then a late charge equal to 10% of such payment shall be due, the entire remaining principal balance shall become immediately due and payable and shall accrue interest at the rate of 19% per annum.

                                   ARTICLE VI
                                MUTUAL COVENANTS

         Buyer covenants and agrees with Sellers, and Sellers, jointly and severally, covenant and agree with Buyer as follows:

         6.1 Best Efforts. The Buyer and the Sellers, respectively, shall use its best efforts to make or obtain all consents, approvals, authorizations, registrations and filings with all federal, state or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement. In addition, Sellers shall use their best efforts to obtain as promptly as possible all other Required Consents.

         6.2 Confidentiality. In recognition of the confidential nature of certain of the information which will be provided to each party by the other, the Buyer and the Sellers, respectively, agree to retain in confidence, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its "Representatives") to retain in confidence all information transmitted or disclosed to it by the other, and further agrees that it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information obtained from or revealed by the other, except that each of Buyer and Sellers may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby. In making such information available to its Representatives, each of Buyer and Sellers shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is necessary to any regulatory authorities or governmental agencies; (b) if it is required by court order or decree or applicable law; (c) if it is ascertainable or obtained from public or published information; (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential; (e) if the recipient can demonstrate that such information was in its possession prior to disclosure thereof in connection with this Agreement; or (f) by Buyer to any potential subsequent purchaser or assignee of the Purchased Assets. If either party shall be required to make disclosure of any such information by operation of law, such disclosing party shall give the other party prior notice of the making of such disclosure and shall use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure.

         6.3 Employees. Buyer will use its best efforts to employ on and after the date hereof all of the Netplex Systems' Employees whose names are listed in
Schedule 3.26 on similar terms and conditions of employment as are in effect on the date hereof. Sellers will use its best efforts to seek the resignation of each of Netplex Systems' Employees as of the Effective Date.

         6.4 Warranty Claims. Sellers shall be responsible for and covenants that it shall satisfy all valid warranty claims asserted by customers of the Business after the Closing Date in connection with products and services provided to such customers by the Sellers through the Effective Time. Buyer shall administer and service any and all such warranty claims on behalf of the Sellers. The Sellers agree to pay to the Buyer on demand the Buyer's costs incurred in connection with any and all such administration and service (consisting of the Buyer's labor costs and out-of-pocket expenses). In addition, Buyer shall have no liability in connection with such warranty claims or the administration and service of the same and the Sellers shall indemnify and hold the Buyer harmless from and against any losses, liabilities, costs or expenses (including reasonable attorneys' fees) incurred by the Buyer in connection therewith.

         6.5 No Implied Representations, Indemnifications or Warranties. Buyer stipulates and agrees that it is purchasing the Purchased Assets without any representation, indemnification or warranty by Sellers except as set forth in this Agreement.

                                  ARTICLE VII
                                     CLOSING

         7.1 Closing. The closing of the sale of the Purchased Assets (the "Closing") shall take place at the offices of Buyer in Norfolk at 10:00 a.m., local time, on November 1, 2002 (the "Closing Date"), or such other date as may be mutually agreed upon by the parties hereto; provided, however, as follows:
(a) if one or more conditions to this Agreement is not satisfied by such date, the party benefiting from such condition may elect, in its sole discretion, one or more postponements of the Closing for the purpose of enabling such condition to be satisfied; and (b) notwithstanding the provisions of the preceding clause
(a), in no event may the Closing be postponed beyond November, 5, 2002. For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 12:01 a.m., local time, on the Closing Date (the "Effective Time").

         7.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following:

              (a) A certificate of the President of each of Sellers confirming that the representations, warranties and covenants of each of the Sellers are true and correct as of the Closing Date.

              (b) A copy of all corporate resolutions authorizing the execution, delivery and performance of the Sellers' Agreements, and the consummation of the transactions contemplated therein, accompanied by the certification of the Secretary of each of the Sellers to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

              (c) Good standing certificates from the Secretary's of State of the States of Delaware, New York and North Carolina;

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

              (d) Evidence of the removal of any Liens (other than Permitted Liens) including, but not limited to releases from any of Sellers' lenders or other creditors that have any Lien applying to the Purchase Assets;

              (e) Evidence that all Required Consents have been obtained or satisfied;

              (f) Assignments and Assumption of Leases or subleases transferring Sellers' leasehold interests in the Real Property Leases or subleases to Buyer (the "Assignment and Assumption"), in the form reasonably acceptable to Buyer;

              (g) Bills of Sale and Assignment and such other instruments of transfer as Buyer may request to convey and vest in Buyer all of Sellers' right, title and interest in and to all of the remaining Purchased Assets, free and clear of all Liens (other than Permitted Liens), in the form reasonably acceptable to Buyer. For purposes of this Agreement, the term "Permitted Liens" means (i) Liens for Taxes not yet due and payable; (ii) any liens created by operation of law for lessors; and (iii) any imperfections of title or encumbrances that will not have a material adverse effect on the Business.

         7.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

              (a) An Instrument of Assumption of the liabilities to be assumed by Buyer pursuant to Section 1.4(b), in a form reasonably acceptable to Sellers; and

              (b) The original Secured Commercial Notes marked "Cancelled - Paid in Full", the Preferred Stock Certificate of Netplex Systems, Inc. and a written statement relinquishing any and all right to the Preferred Stock of The Netplex Group, Inc..

              (c) Evidence of cancellation of all UCC filings related to the Sellers.

         7.4 Deliveries by Sellers and Buyer. Each of Sellers and Buyer shall execute and deliver, or cause to be executed and delivered, to the other an Assignment and Assumption of Leases or subleases transferring Sellers' leasehold interests in the Real Property Leases or subleases to Buyer (the "Assignment and Assumption"), in the form reasonably acceptable to Buyer and Sellers.

         7.5 Further Assurances. Sellers shall, at any time on or after the Closing Date, take any and all steps reasonably requested by Buyer to place Buyer in possession and operating control of the Purchased Assets and the Business, and will do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably requested by Buyer for the more effective transfer to and reduction to possession of Buyer, or its successors or assigns, of any of the Purchased Assets.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Indemnification by Seller. Each of the Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and its officers, directors and affiliates (the "Buyer Indemnitees") from, against and with respect to any and all action or cause of action, loss, damage (including, without limitation, all foreseeable and unforeseeable consequential damages), claim, obligation, liability, penalty, fine, cost and expense (including, without limitation, reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a "Loss") arising out of or in connection with any of the following:

              (a) any breach of any of the representations or warranties of Sellers contained in or made pursuant to this Agreement or any transfer instrument or other certificate or document delivered by Sellers pursuant to this Agreement;

              (b) any failure by Sellers to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed or observed by it pursuant to this Agreement;

              (c) any and all liabilities and obligations of Sellers, of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown, except for obligations expressly assumed by Buyer under Section 1.4(b);

              (d) any noncompliance with the provisions of any applicable bulk sales or fraudulent transfer laws (if applicable with respect to the transactions contemplated by this Agreement);

              (e) any use, release, threatened release, emission, generation, storage, transportation, disposal or arrangement for the disposal of any hazardous materials by Sellers or any prior owner or operator of the Purchased Assets to Sellers' knowledge, including, without limitation, the cost of any environmental response action or liability under the Comprehensive Environmental Response, Compensation and Liability Act whether such Loss accrues, is required or is necessary prior to the Effective Time, to the full extent that such Loss is attributable, in whole or in part, directly or indirectly, to the presence, use, emission, generation, storage, transportation, release, threatened release, disposal, or arrangements for disposal of Hazardous Materials by any person on the property included in the Purchased Assets or on any other properties to which Sellers, its subsidiaries or affiliates or any other prior owner or operator of the Purchased Assets has sent or arranged for the disposal of Hazardous Materials prior to the Effective Time (all terms used in this paragraph (e) shall be given the meaning provided under the Environmental Laws); or

              (f) any product or component thereof manufactured, distributed or sold by, or any services provided by, Sellers prior to the Effective Time, provided that the

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         indemnification under this subsection will only come into effect after
         Buyers have diligently pursued all rights against third parties under the applicable contracts.

         8.2 Notice of Claim. When seeking to be indemnified hereunder, the Buyer, shall promptly notify Seller in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss. The Buyer shall provide to the Sellers as promptly as practicable thereafter all information and documentation reasonably requested by the Sellers to verify the claim asserted. The failure of the Buyer to notify the Sellers on a timely basis will not relieve the Sellers of any liability that it may have to the Buyer, except to the extent that the Buyer demonstrates that the defense of such action is prejudiced by the Sellers' failure to give such notice.

         8.3 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Sellers may, by giving written notice to the Buyer within 30 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that the Sellers can only assume the defense if (i) it provides evidence acceptable to the Buyer that it will have the financial resources to defend the claim and satisfy its indemnification obligations; (ii) it obtains counsel which is satisfactory to the Buyer; (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief; and (iv) the Indemnifying Party conducts the defense of the claim actively and diligently. The Buyer shall have the right to employ counsel separate from counsel employed by the Sellers in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Buyer's own expense. Whether or not the Sellers chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith.

         8.4 Other Remedies. Except with respect to a Loss arising out of a breach of contract claim for which Buyer shall be limited to claims for indemnification under this Section 8, the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have as a result of a Loss.

         8.5 Right to Offset. Sellers and Buyer agree that if Buyer should suffer any Loss described in Section 8.1 above, then, in addition to, and without limitation of, any other rights or remedies to which Buyer may be entitled as a result of such Loss, Buyer shall have the right to offset the amount of such Loss against any payment or payments which may be due to Sellers from Buyer.

         8.6 Reduction by Insurance Proceeds. The amount payable by an Sellers to an Buyer with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Buyer with respect to the Loss, and each of the parties hereby agrees to use its best efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss.

         8.7 Time for Claims. Any claim asserted with respect to the items enumerated in Sections 8.1 must be submitted to the Sellers in writing, or invoked in official proceedings,

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

within 24 months after the Effective Time, except for claims for Losses resulting from a breach of Sellers' representations and warranties set forth in
Section 3.17, which may be made within the time period required under the applicable statute of limitations.

         8.8 Limitation. Notwithstanding the provisions of Section 8.1, Sellers shall not have any indemnification obligation under Section 8.1(a) of this Agreement unless and until the aggregate amount of the Losses of the Buyer exceeds $50,000 in the aggregate, whereupon the Sellers shall be liable to indemnify the Buyer to the extent of the entire amount of such Losses.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Survival of Representations. All representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of 18 months, except for representations and warranties with respect to taxes. The right to indemnification, payment of damages or other remedy based on the representations and warranties of Sellers, and on covenants, agreements and obligations herein of Sellers will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representation, warranty, covenant, agreement or obligation.

         9.2 Bulk Sales. The parties agree to waive the requirements, if any, of all applicable bulk sales laws. As an inducement to Buyer to enter into such waiver, Netplex Systems represents and warrants that it will not be rendered insolvent by the transactions contemplated by the Buyer Agreements, and all debts, obligations and liabilities relating to the Business that are not expressly assumed by Buyer under this Agreement will be promptly paid and discharged by Sellers as and when they become due. Sellers represent and warrant that the sale of the Purchased Assets pursuant to this Agreement does not constitute a "bulk sale" within the meaning of applicable law.

         9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. However, in the event the sale of the Purchased Assets is not consummated as a result of Sellers' breach of this Agreement or other failure on the part of Sellers to close, then in addition to any other liability which Sellers' may have to Buyer, Sellers shall pay all of Buyer's expenses incurred in connection with this transaction, including without limitation all attorney's fees.

         9.4 Publicity. Each of the Sellers and Buyer, respectively, agrees it will not make any press releases or other announcements prior to the Closing with respect to the transactions

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contemplated hereby, except as required by applicable law, without the prior approval of the other party.

         9.5 Best Efforts. Each party hereto agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

         9.6 Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by facsimile (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to facsimile machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

              If to Sellers:

                    Netplex Systems, Inc.
                    1800 Robert Fulton Way, Suite 250
                    Reston, Virginia  20191
                    Attention:  Gene Zaino, President
                    Facsimile:  703/716-1110


              If to Buyer:

                    Waterside Capital Corporation
                    300 East Main Street, Suite 1380
                    Norfolk, Virginia 23510
                    Attention:  J. Alan Lindauer
                    Facsimile:  757/626-0114


              With a copy (which shall not constitute notice) to:

                    Charles W. Best, III, P.C.
                    300 East Main Street, Suite 1400
                    Norfolk, Virginia 23510
                    Attention:  Charles W. Best, III, Esq.
                    Telephone:  757/624-1800
                    Facsimile:    757/624-1900

         9.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such state.

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

         9.8 Jurisdiction. Any action or proceeding seeking to enforce any provision, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the Commonwealth of Virginia, City of Norfolk, or if it has, or can acquire, jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Buyer may assign this Agreement and its rights and obligations hereunder to any party, provided such party agrees to undertake all responsibilities and obligations of Buyer hereunder. In the event Buyer assigns this Agreement, then Buyer shall have no further obligation to Seller as of the date of such assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Sellers without the prior written consent of Buyer, and any purported assignment without such consent shall be void.

         9.11 Third Party Beneficiaries. Except as otherwise specifically provided in Section 9.10 above, none of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

         9.12 Headings. The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         9.13 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties hereto waive the right to amend the provisions of this Section orally.

         9.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         9.15 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

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

         9.16 Specific Performance. Sellers acknowledge that the Purchased Assets are unique and that if Sellers fail without reasonable cause to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to Buyer for which there will be no adequate remedy at law. Buyer shall be entitled, in addition to its other remedies at law or at equity, to specific performance of this Agreement if Sellers shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

         9.17 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement, and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

         9.18 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter including, without limitation, the letter of intent reached on or about October 8, 2002, which is hereby expressly terminated.

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

         IN WITNESS WHEREOF, each of the parties hereto has caused this Assert Purchase Agreement to be signed by its duly authorized officer as of the date first above written.

                                      WATERSIDE CAPITAL CORPORATION


                                      By:_______________________________________
                                               J. Alan Lindauer, President


                                      THE NETPLEX GROUP, INC.


                                      By:_______________________________________
                                      Name:_____________________________________
                                      Title:____________________________________


                                      NETPLEX SYSTEMS, INC.


                                      By:_______________________________________
                                      Name:_____________________________________
                                      Title:____________________________________



THE UNDERSIGNED, MR. GENE ZAINO AND MR. PETER RUSSO, HEREBY EXECUTE THIS AGREEMENT INDIVIDUALLY TO MANIFEST THEIR AGREEMENT TO BE PERSONALLY BOUND BY SECTIONS 2.3, NONCOMPETITION AND 9.8, JURISDICTION.


                                         _______________________________________
                                               Gene F. Zaino, Individually



                                         _______________________________________
                                               Peter J. Russo, Individually

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